Exhibit 10.13

Execution Copy

COOPERATIVE AGREEMENT

among

DEVELOPMENT FINANCE AUTHORITY OF Summit County

and

CITY OF CANTON, OHIO

and

Canton Regional Energy Special Improvement District, Inc.

and

HOF VILLAGE HOTEL II, LLC

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

Dated as of

October 1, 2023

$2,760,000
Development Finance Authority of Summit County
Jobs & Investment Fund Program
Taxable Development Revenue Bonds, Series 2023B
(City of Canton - HOF Village Hotel II, LLC PACE Project)

Roetzel & Andress

A Legal Professional Association

Bond Counsel

i

Exhibit A	Required Amounts	A-1
Exhibit B	Petition and Plan	B-1

ii

Cooperative Agreement

This Cooperative Agreement made and entered into as of October 1, 2023 among the DEVELOPMENT FINANCE AUTHORITY OF SUMMIT COUNTY, a port authority and political subdivision and body corporate and politic duly organized and validly existing under the laws of the State (the “Issuer”), the CITY OF CANTON, OHIO, a municipal corporation duly organized and validly existing under the laws of the State (the “City”), the Canton Regional Energy Special Improvement District, Inc., a nonprofit corporation and special improvement district duly organized and validly existing under the laws of the State (the “District”), HOF VILLAGE HOTEL II, LLC, a Delaware limited liability company (the “Developer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, a national banking association duly organized and validly existing under the laws of the United State of American and authorized to exercise corporate trust powers in the State (the “Trustee”), under the circumstances summarized in the following recitals (the capitalized terms not defined in the recitals being used therein as defined in Article I hereof):

Recitals:

A. The Developer has submitted the Petition and the Plan to the District in order facilitate the completion of the Series 2023B Project, which Series 2023B Project constitutes a “port authority facility” under the Act and a “special energy improvement project” under the Special Improvement District Act.

B. The Developer has completed the Series 2023B Project and, in furtherance of thereof, subject to the terms and conditions of this Agreement:

1.	the District and the City have approved the Petition and the Plan;

2.	the Issuer has agreed to refinance the costs of the Series 2023B Project; and

3.	in furtherance of the Plan, the Council of the City has passed the Assessing Ordinance levying the Special Assessments upon the Project Site in order to provide funds necessary to pay the Project Costs of the Series 2023B Project.

C. In order to refinance the Costs of the Series 2023B Project:

1.	the District and the Developer have requested, and the Issuer has agreed, to issue and sell the Series 2023B Bonds to refinance the Costs of the 2023B Project originally paid by the Developer;

2.	to pay Bond Service Charges on the Series 2023B Bonds when due, (i) the Developer has agreed to pay Special Assessments levied by the City when due, (ii) the Owner has agreed to pay Minimum Service Payments when due in accordance with this Agreement and (iii) the City has agreed to assign and pay the Assigned Special Assessments in accordance with this Agreement; and

3.	to secure the payment of Bond Service Charges, the Issuer has pledged the Assigned Special Assessments to the Trustee under the Indenture.

D. The Issuer, the City, the District and the Developer each believe that Provision of the Series 2023B Project will promote redevelopment of the Series 2023B Project area, eliminate and prevent the recurrence of blight, and create jobs and employment opportunities in the City, and each of the Cooperative Parties has full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on its respective part to be performed and observed.

E. The Issuer, the Stark County Port Authority (the “Stark Authority”) and the Cleveland-Cuyahoga County Port Authority have entered into a Jurisdictional Cooperative Agreement dated as of August 31, 2023 (the “Jurisdictional Cooperative Agreement”) pursuant to which the Stark Authority has requested the assistance of the Issuer with refinancing the costs of the Series 2023B Project.

NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, and subject to the terms and limitations of this Agreement, the Cooperative Parties agree as follows (provided that any obligation of the Issuer created by or arising out of this Agreement shall never constitute a general debt of the Issuer or give rise to any pecuniary liability of the Issuer, but shall be payable solely out of the Pledged Revenues available to the Issuer and any obligation of the City to pay Assigned Special Assessments to the Issuer hereunder shall never constitute a general debt of the City or give rise to any pecuniary liability of the City but shall be payable solely from the Assigned Special Assessments):

(balance of page intentionally left blank)

ARTICLE I

Definitions

Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.2. Definitions. As used herein:

“Act” means Sections 4582.21 through 4582.60, Ohio Revised Code, as enacted and amended from time to time.

“Administrative Amounts” includes the Issuer Fee, the Trustee Fee, the District Fee, the reasonable expenses of the Issuer, the City, the District and the Trustee, including but not limited to attorneys’ fees, in pursuing remedies hereunder or under the Indenture, and expenses incurred to comply with continuing disclosure obligations, and any amounts (other than amounts required to pay Bond Service Charges on the Series 2023B Bonds) required to be paid hereunder.

“Agreement” or “Cooperative Agreement” means this Cooperative Agreement as amended and supplemented from time to time.

“Assessing Ordinance” means Ordinance No. 131-2023 passed by the City on September 25, 2023, as amended by a motion for reconsideration on October 2, 2023, levying the Special Assessments on the Project Site in accordance with the Plan.

“Assigned Special Assessments” means the Net Special Assessments received by the City from the County Treasurer and assigned by the City to the Issuer hereunder and pledged by the Issuer to the Trustee pursuant to the Indenture to secure Bond Service Charges on the Series 2023B Bonds.

“Available Amount” means, for each Interest Payment Date, the aggregate of Assigned Special Assessments, the Minimum Service Payments and any applicable Capitalized Interest Payments to be applied to interest in accordance with the Indenture which are on deposit with the Trustee as of the June 1 or December 1 immediately preceding that Interest Payment Date.

“Bond Legislation” means, when used with reference to the Series 2023B Bonds, Resolution No. 2023-030 adopted by the Legislative Authority of the Issuer on August 21, 2023 providing for the issuance of the Series 2023B Bonds and approving this Agreement, the Series 2023B Supplemental Indenture, and related matters, as amended and supplemented from time to time.

“Bond Reserve Deposit” means, with respect to the Series 2023B Bonds, the Bond Reserve Deposit as defined in the Series 2023B Supplemental Indenture.

“Bond Service Charges” means Bond Service Charges as defined in the Indenture.

“Business Day” means a day that is not a (i) Saturday, (ii) Sunday, or (iii) day on which the Trustee is closed or banks in New York, New York are closed.

“Capitalized Interest Payments” means such term as defined in the Series 2023B Supplemental Indenture.

“Certificate of Award” means the Certificate of Award delivered by the Issuer in accordance with the Bond Legislation.

“City” means the City of Canton, Ohio, a municipal corporation organized and existing under the laws of the State.

“Closing Date” means the date of delivery of the Series 2023B Bonds.

“Cooperative Parties” means the City, the Issuer, the Developer, the District and the Trustee.

“Costs” means the costs permitted in Section 1710.07 of the Special Improvement District Act.

“County” means the County of Stark, Ohio, a county organized and existing under the laws of the State.

“County Auditor” means the Auditor of the County.

“County Treasurer” means the Treasurer of the County.

“Deficiency Amount” means, for each Interest Payment Date, the amount by which the Required Amount exceeds the Available Amount.

“Developer” means HOF Village Hotel II, LLC, a Delaware limited liability company.

“Development” means the improvements on the Project Site, including the Series 2023B Project.

“Development Lender” means any financial institution or other lender providing financing for the construction or the purchase of any portion of the Development.

“Development Lender Documents” means any applicable loan agreement, financing agreement or other financial arrangement between a Development Lender and the Developer providing construction financing, permanent financing or other financing for the Development.

“District” means the Canton Regional Energy Special Improvement District, Inc., a nonprofit corporation and special improvement district duly organized and validly existing under the Special Improvement District Act.

“District Fee” means an annual administrative fee of the District equal to 0.50% of the annual amount of the Special Assessments, to be paid in accordance with Exhibit A attached hereto.

“Environmental Laws” means all applicable federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto, including, without limitation, CERCLA and Chapter 3734 of the Ohio Revised Code.

“Event of Default” means any of the events described as an Event of Default in Section 7.1 hereof.

“Extraordinary Expenses” means the Trustee’s Extraordinary Expenses as defined in the Indenture.

“Force Majeure” means, without limitation, the following: (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; droughts; floods; arrests; embargoes; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or (ii) any cause, circumstance or event not reasonably within the control of the Developer; provided that inability to obtain necessary financing shall not constitute an event of Force Majeure.

“Governing Documents” means, as to a corporation, the articles of incorporation and code of regulations or bylaws of such corporation, as to a limited liability company, the articles of organization and operating agreement of such limited liability company, and as to a statutory trust, the trust agreement and other organization documents relating to such statutory trust.

“Hazardous Materials” means, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. §§9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act, as amended (49 U.S.C. §§1801, et seq.), Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.) (“RCRA”), or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Holder” or “Holder of a Bond” means, as to Series 2023B Bonds, such terms as defined in the Indenture.

“Indenture” means the Amended and Restated Trust Indenture dated as of October 1, 2017 between the Issuer and the Trustee, as amended and supplemented from time to time by any supplemental indentures, including the Series 2023B Supplemental Indenture.

“Interest Payment Date” means such term as defined in the Series 2023B Supplemental Indenture.

“Interest Rate for Advances” means, to the extent lawfully chargeable, the rate of interest which is 2% in excess of the rate announced from time to time by the Trustee in its capacity as a lending institution as its “prime rate” or “base rate.”

“Issuer” means the Development Finance Authority of Summit County, a port authority and political subdivision and body corporate and politic duly organized and validly existing under the laws of the State.

“Issuer Fee” means, with respect to the Series 2023B Bonds, an annual administrative fee of the Issuer equal to 0.600% of the Outstanding principal amount of the Series 2023B Bonds, to be paid in accordance with Exhibit A attached hereto.

“Legislative Authority” means (i) when used with reference to the Issuer, the Board of Directors of the Issuer, (ii) when used with reference to the City, the Council of the City and (iii) when used with reference to the District, the Board of Directors of the District.

“Minimum Service Payments” means Minimum Service Payments to be paid pursuant to Section 2.8 of this Agreement.

“Net Proceeds” means, when used with respect to any insurance proceeds, the gross proceeds thereof less the payment of all expenses, including reasonable attorneys’ fees, incurred in connection with the collection of such gross proceeds.

“Net Special Assessments” means the Special Assessments paid to the City by the County Treasurer after deduction of any administrative fees by the County Treasurer.

“Notice Address” means:

(a)	as to the Issuer:	Development Finance Authority of Summit County 47 North Main Street Akron, Ohio 44308 Attn: President

	with a copy to:	Roetzel & Andress 222 South Main Street Akron, Ohio 44308 Attn: George R. Sarkis, Esq.
(b)	as to the City:	City of Canton, Ohio Canton City Hall 218 Cleveland Ave SW Canton, Ohio 44702 Attn: Mayor

	with a copy to:	City of Canton, Ohio Canton City Hall 218 Cleveland Ave SW Canton, Ohio 44702 Attn: Law Department

(c)	as to the District	Canton Regional Energy Special Improvement District, Inc. Canton City Hall 218 Cleveland Ave SW Canton, Ohio 44702 Attn: Director of Law

(d)	as to the Developer:	HOF Village Hotel II, LLC c/o Hall of Fame Village 2014 Champions Gateway NW Canton, Ohio 44708 Attention: Tara Charnes, General Counsel

	with a copy to:	Walter Haverfield, LLP 1301 East Ninth Street, Suite 3500 Cleveland, Ohio 44114 Attention: Nick Catanzarite, Esq.

(e)	as to the Trustee:	U.S. Bank Trust Company, National Association Global Corporate Trust Services 1350 Euclid Avenue CN-OH-RN11 Cleveland, Ohio 44115 Attn: David Schlabach, Vice President

or such additional or different address, notice of which is given under Section 8.2 of this Agreement.

“Operative Documents” means, collectively, this Agreement, the Plan, the Indenture, any Purchase Agreement, and any agreement, instrument or document delivered thereunder.

“Outstanding” means such term as defined in the Indenture.

“Owner” means, initially, the Developer, and each other Person who holds all or any part of a fee simple estate in and to all or any part of the Project Site.

“Person” or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), limited liability companies, joint ventures, societies, estates, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

“Petition” means the Petition attached hereto as Exhibit B as approved by the City in the Assessing Ordinance.

“Plan” means the Project Plan set forth in the Petition, which Plan may be amended from time to time in accordance with the Special Improvement District Act, this Agreement and its own terms.

“Pledged Revenues” means, with respect to the Series 2023B Bonds, the Pledged Revenues as defined in the Indenture.

“Project Costs” means the Costs of the Provision of the Series 2023B Project pursuant to the Plans and Specifications, as defined in the Indenture

“Project Site” means the Property as defined on Exhibit A to the Petition.

“Provision” means, as applicable, the acquisition, construction, installation, renovation, improvement, and equipping of the Series 2023B Project.

“Purchase Agreement” means any bond purchase or private placement agreement entered into by the Issuer in connection with the sale or private placement of the Series 2023B Bonds, as determined by the Issuer in the Certificate of Award.

“Registrar” means such term as defined in the Indenture.

“Required Amount” means, for each Interest Payment Date, the aggregate amount of Bond Service Charges and Administrative Amounts due and payable on such Interest Payment Date as set forth on Exhibit B attached hereto plus additional Administrative Amounts then due and payable under this Agreement.

“Required Property Insurance Coverage” means (i) insurance in the amount not less than 80% of the as-completed appraised value of the Development following completion of the Series 2023B Project against loss or damage by fire and extended coverage risks and containing loss deductible provisions not to exceed $50,000, or (ii) alternative arrangements for insurance or self-insurance approved by the Issuer.

“Series 2023B Bonds” means the Series 2023B Bonds issued by the Issuer pursuant to the Bond Legislation designated “Development Finance Authority of Summit County Jobs & Investment Fund Taxable Development Revenue Bonds, Series 2023B (City of Canton - HOF Village Hotel II, LLC PACE Project).”

“Series 2023B Project” means the Authorized Improvements as defined in the Petition, constituting a “project” and “port authority facilities” as defined in the Act and a “special energy improvement project” under the Special Improvement District Act.

“Series 2023B Revenue Account” means the Series 2023B Revenue Account established under the Series 2023B Supplemental Indenture.

“Series 2023B Supplemental Indenture” means the Fiftieth Supplemental Indenture, dated as of even date herewith, between the Issuer and the Trustee containing the terms of the Series 2023B Bonds.

“Service Payments” means the payments in lieu of taxes received by the City with respect to the TIF Property pursuant to the provisions of the TIF Ordinance and payable in accordance with the terms of the Supplemental PACE Declaration.

“Special Assessments” means the special assessments levied by the City upon the Project Site by the Assessing Ordinance in accordance with the Plan, the Special Improvement District Act and Ohio Revised Code Chapter 727.

“Special Improvement District Act” means Ohio Revised Code Chapter 1710, as enacted and amended from time to time.

“State” means the State of Ohio.

“Supplemental PACE Declaration” means the Supplemental PACE Declaration of Covenants and Conditions Relative to Service Payments in Lieu of Taxes delivered by the Developer with respect to the Project Site on October 10, 2023 and recorded in the Stark County Records as Document No. _____________, as amended and supplemented from time to time.

“TIF Act” means Ohio Revised Code Sections 5709.41, 5709.42, 5709.43, 5709.85, 5709.91 and 5709.911.

“TIF Exemption” means the exemption of the TIF Property from real property taxes granted under the TIF Ordinance and the TIF Act in accordance with the TIF Agreement and the Cooperative Agreement.

“TIF Fund” means the TIF Fund as defined in the TIF Ordinance.

“TIF Ordinance” means Ordinance No. 134-2020 passed by the Legislative Authority of the City on July 27, 2020.

“Trustee” means U. S. Bank Trust Company, National Association, as Trustee under the Indenture, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Trustee Fee” means, with respect to the Series 2023B Bonds, an annual fee of the Trustee to be paid in accordance with Exhibit A attached hereto.

“Unassigned Issuer’s Rights” means Unassigned Issuer’s Rights as defined in the Indenture, and shall include all of the rights of the Issuer to be held harmless and indemnified and to be reimbursed for attorney’s fees and expenses under any of the Operative Documents and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement in accordance with the terms hereof.

Section 1.3. Interpretation. Any reference herein to the Issuer, the City, the District or to a Legislative Authority or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

Any reference to a Section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Ohio Revised Code or any other legislation or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Issuer, the Holders of the Series 2023B Bonds, the Trustee, the Developer, the District or the City under this Agreement.

Unless the context indicates otherwise, words importing the singular number include the plural number and vice versa; the terms “hereof,” “hereby,” “herein,” “hereto,” “hereunder” and similar terms refer to this Agreement; and the term “hereafter” means after, and the term “heretofore” means before, the date of delivery of the Series 2023B Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

Section 1.4. Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs, subparagraphs or clauses hereof.

(End of Article I)

ARTICLE II

Representations and Covenants

Section 2.1. Representations of the Issuer. The Issuer represents that: (a) it is a port authority and political subdivision and body corporate and politic duly organized and validly existing under the laws of the State; (b) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the Issuer which would impair its ability to carry out its obligations contained in this Agreement or the other Operative Documents to which it is a party; (c) it is legally empowered to enter into and perform the transactions contemplated by this Agreement and the other Operative Documents to which it is a party; (d) the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party do not and will not violate or conflict with any provision of law applicable to the Issuer, and do not, and will not, conflict with or result in a default under any agreement or instrument to which the Issuer is a party or by which it is bound which would have an adverse effect on the Issuer’s ability to perform its obligations under any of the Operative Documents to which it is a party (other than such adverse effect which is not material); (e) its Legislative Authority has duly authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party; (f) this Agreement and the other Operative Documents to which it is a party, when executed and delivered by the Issuer, will constitute the legal, valid and binding obligations of the Issuer, enforceable against it in accordance with the respective terms thereof, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally; (g) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Series 2023B Bonds; and (h) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the other Operative Documents to which it is a party by any successor public body.

Section 2.2. Representations of the City. The City represents that: (a) it is a municipal corporation duly organized and validly existing under the laws of the State; (b) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the City which would impair its ability to perform its obligations contained in this Agreement; (c) it is legally empowered to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated by this Agreement; (d) the execution, delivery and performance of this Agreement does not and will not violate or conflict with any provision of law applicable to the City and does not, and will not, conflict with or result in a default under any agreement or instrument to which the City is a party or by which it is bound which would have an adverse effect on the City’s ability to perform its obligations under this Agreement (other than such adverse effect which is not material); (e) its Legislative Authority has duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated herein and therein, and those transactions will enhance, aid and promote authorized purposes of the City; (f) this Agreement, when executed and delivered by the City, will constitute the legal, valid and binding obligations of the City, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally; and (g) the Assessing Ordinance and the TIF Ordinance have each been duly passed and are in full force and effect and not subject to repeal by referendum.

Section 2.3. Representations of the Trustee. The Trustee represents that (a) it is a national banking association duly organized and validly existing under the laws of the United States and is qualified to exercise trust powers under the laws of the State; (b) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the Trustee which would impair its ability to carry out its obligations contained in this Agreement or the other Operative Documents to which it is a party; (c) it is legally empowered to enter into and perform the transactions contemplated by this Agreement and the other Operative Documents to which it is a party; (d) it has by all necessary corporate action authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party; (e) this Agreement and the other Operative Documents to which it is a party, when executed and delivered by the Trustee, will constitute the legal, valid and binding obligation of the Trustee, enforceable against it in accordance with its terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally; and (f) it will take all necessary action to remain in good standing and duly authorized to exercise corporate trust powers in the State.

Section 2.4. Representations of the District. The District represents that: (a) it is a special improvement district duly organized and validly existing under the Special Improvement District Act; (b) it is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the District which would impair its ability to perform its obligations contained in this Agreement; (c) it is legally empowered to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated by this Agreement; (d) the execution, delivery and performance of this Agreement do not and will not violate or conflict with any provision of law applicable to the District and do not, and will not, conflict with or result in a default under any agreement or instrument to which the District is a party or by which it is bound, including, but not limited to, the Petition and the Plan, which would have an adverse effect on the District’s ability to perform its obligations under this Agreement (other than such adverse effect which is not material); (e) its Legislative Authority has duly authorized the execution, delivery and performance of this Agreement and the transactions contemplated herein and therein, and those transactions will enhance, aid and promote authorized purposes of the District; and (f) this Agreement, when executed and delivered by the District, will constitute the legal, valid and binding obligations of the District, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally.

Section 2.5. Representations of the Developer. The Developer represents that: (a) it is a limited liability company duly organized and validly existing under the laws of the State of Delaware and authorized to do business in the State; (b) it has full power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party and to enter into and perform the transactions contemplated by those documents; (c) the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party do not violate any provision of law applicable to it or its Governing Documents, and do not conflict with or result in a default under any agreement or instrument to which it is a party or by which it is bound which would have an adverse effect on its ability to perform its obligations under this Agreement and any of the other Operative Documents to which it is a party (other than such adverse effect which is not material); (d) it has duly authorized the execution, delivery and performance of this Agreement and the other Operative Documents to which it is a party; (e) this Agreement and the other Operative Documents to which it is a party, when executed and delivered by it, will constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, except as enforceability may be limited by the application of bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect or enacted respecting creditors’ rights or remedies generally; and (f) the provision of financial assistance to be made available under this Agreement and the commitments therefor made by the Issuer, the District and the City have induced it to undertake the transactions contemplated by this Agreement and the other Operative Documents to which it is a party, including redevelopment of the Project Site which will create jobs and employment opportunities within the City.

Section 2.6. Covenant to Pay Special Assessments. While the Series 2023B Bonds are Outstanding, the Owner shall pay the Special Assessments semiannually to the County Treasurer pursuant to and in accordance with the Assessing Ordinance, the Special Improvement District Act and Ohio Revised Code Chapter 727. The Special Assessments shall be paid semiannually to the County Treasurer on or before the date on which real property taxes would otherwise be due and payable for the Project Site. The obligation of the Owner to pay the Special Assessments shall be absolute and shall not be terminated for any cause, and there shall be no right to suspend or set off such Special Assessments for any cause, including without limitation any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Series 2023B Project, commercial frustration of purpose, or any failure by any other Cooperative Party to perform or observe any obligation, or covenant, whether express or implied, arising out of or in connection with this Agreement or the other Operative Documents to which they are parties.

While any of the Series 2023B Bonds are Outstanding, no Owner shall execute a petition (a) requesting special assessments to be levied on the Project Site in connection with improvements which are for the benefit of the Project Site, including, but not limited to a special energy improvement project under the Special Improvement District Act or (b) to create or join a special improvement district in accordance with the Special Improvement District Act, without the written consent of the Issuer.

Section 2.7. Covenant to Make Service Payments. During the period of the TIF Exemption, the Owner covenants and agrees with the City that it shall make semiannual Service Payments with respect to the Improvements, as defined in the Supplemental PACE Declaration, pursuant to and in accordance with the requirements of the TIF Act, the TIF Ordinance and this Agreement. The Service Payments shall be made semiannually to the County Treasurer (or to his or her designated agent for collection of the Service Payments) on or before the date on which real property taxes would otherwise be due and payable for the Improvements. Each semiannual Service Payment shall be in the same amount as the real property taxes that would have been charged and payable against the Improvements had the TIF Exemption not been granted. Any late Service Payments shall bear interest and shall be subject to penalties at the same rate and in the same amount and payable at the same time as delinquent taxes. The obligations of the Owner to make the Service Payments shall be unconditional, and shall not be terminated for any cause, and there shall be no right to suspend or set off such Service Payments for any cause, including without limitation any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Improvements, commercial frustration of purpose, or any failure by any other Cooperative Party to perform or observe any obligation, or covenant, whether express or implied, arising out of or in connection with this Agreement.

The Owner shall promptly prepare and file all necessary applications and supporting documents, including but not limited to the filing required pursuant to Revised Code Section 5709.911, to obtain the exemption from real property taxation for the Improvements authorized by the TIF Act and the TIF Ordinance in order to enable the County to collect Service Payments and disburse such Service Payments to the City. The Owner shall pay all property taxes, assessments and interest and penalties due in the year of filing and for previous years with respect to each parcel owned by the Owner prior to filing an exemption application.

Section 2.8. Covenants Regarding Minimum Service Payments. Until such time as the Series 2023B Bonds shall no longer be Outstanding, the City is hereby requiring the Owner to pay Minimum Service Payments in accordance with the terms of this Agreement and the Supplemental PACE Declaration. Such Minimum Service Payments shall be a “minimum service payment obligation” as defined in Section 5709.91 of the TIF Act. The City hereby directs the Owner to pay such Minimum Service Payments directly to the Trustee, for the account of the Issuer, in accordance with the terms of this Agreement and the Supplemental PACE Declaration and hereby assigns all rights to the Minimum Service Payments to the Issuer.

On June 1 and December 1 of each year, commencing December 1, 2023, the Issuer shall determine whether there is a Deficiency Amount with respect to the next Interest Payment Date (November 15 with respect to the June 1 calculation and May 15 with respect to the December 1 calculation). If there is a Deficiency Amount, then the Issuer shall deliver a written notice to the Trustee and the Owner stating the amount of such Deficiency Amount. If a Deficiency Amount exists, the Owner shall pay such Deficiency Amount to the Trustee no later than July 1 with respect to Interest Payments Dates occurring on November 15 and January 1 with respect to Interest Payments Dates occurring on May 15. The payment of such Deficiency Amount shall be a Minimum Service Payment hereunder. The Trustee shall deposit all Minimum Service Payments received into the Series 2023B Revenue Account.

The obligation of the Owner to make the Minimum Service Payments shall be unconditional, and shall not be terminated for any cause, and there shall be no right to suspend or set off such Minimum Service Payments for any cause, including without limitation any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Series 2023B Project, commercial frustration of purpose, or any failure by the City or the Issuer to perform or observe any obligation, or covenant, whether express or implied, arising out of or in connection with this Agreement or the other Operative Documents to which they are parties.

The Trustee is not responsible for the determination or calculation of the Minimum Service Payments. The Trustee’s sole responsibility is to receive and deposit those payments and apply them as directed under this Agreement and the Series 2023B Supplemental Indenture. The Cooperative Parties hereby acknowledge and agree that the Trustee may conclusively rely upon the determination of the Deficiency Amount made by the Issuer under this Section 2.8 without further direction from the Issuer or the Owner and the Trustee shall not have a separate duty or obligation to verify such calculations.

Section 2.9. Supplemental PACE Declaration. At the Closing, the Owner agrees to execute and record in the official records of the County the Supplemental PACE Declaration. The Supplemental PACE Declaration and the covenants contained in the Supplemental PACE Declaration (including without limitation the obligation to make Minimum Service Payments) shall be specifically enforceable by the Trustee and the Issuer by mandatory injunction or any other remedy at law or in equity.

Section 2.10. Maintenance and Repair of Development; Covenant to Maintain Insurance; Damage and Use of Proceeds of the Development.

(a) Repair and Maintenance of the Development. The Owner shall maintain and preserve the Development in good working order and condition, ordinary wear and tear excepted, and shall from time to time make all necessary repairs, renewals, replacements, additions and improvements thereto. All damage to or destruction of the Development shall be promptly repaired, replaced or restored by the Owner.

(b) Insurance. The Owner shall at all times:

(i) Maintain or cause to be maintained the Required Property Insurance Coverage, which insurance shall be issued by solvent insurance carriers licensed to do business in the State.

(ii) Furnish to the Issuer, upon request, certified copies of its insurance policies or certificates of insurance showing its insurance coverage.

(iii) Require each policy of insurance to contain a provision whereby it cannot be canceled or substantially modified except after not less than 30 days’ written notice to the Issuer.

(iv) Require each policy of insurance covering the Development to be written or endorsed so as to make the Issuer an additional insured or loss payee.

(v) Require each policy of insurance, if readily obtainable in the market, to contain an agreement by the insurer that any loss shall be payable to the Trustee notwithstanding any act or negligence of the Owner which might otherwise result in forfeiture of said insurance.

(vi) Deliver, upon demand, renewal certificates of all insurance required in this Section, together with written evidence of full payment of the annual premiums therefor upon request.

Any insurance required under this Agreement may be provided under so called “blanket” policies, so long as the amounts and coverages thereunder will provide protection equivalent to that provided under a single policy meeting the requirements of this Section.

(c) Damage to or Destruction of the Development. In case of any damage to or destruction of the Development or any part thereof, the Owner will promptly give or cause to be given written notice thereof to the Issuer and the Trustee generally describing the nature and extent of such damage or destruction. If within 90 days following such damage or destruction the Owner shall have certified in writing to the Issuer and the Trustee that the Development shall have been damaged or destroyed to such an extent that (a) it cannot reasonably be expected to be restored, within a period of six months from the commencement of restoration, to the condition thereof immediately preceding such damage or destruction or (b) its normal use and operation is reasonably expected to be prevented for a period of six consecutive months or (c) the Owner shall not be required to restore the Development under the terms of the Development Lender Documents, then the Owner shall have no obligation to repair or restore the Development. If the Owner shall not deliver such certification, the Owner shall, whether or not the Net Proceeds, if any, received on account of such damage or destruction shall be sufficient for such purpose, promptly commence and complete, or cause to be commenced and completed, the repair, restoration or replacement of the Development as nearly as practicable to the value, condition and character thereof existing immediately prior to such damage or destruction, with such changes or alterations, however, as the Owner may deem necessary for proper operation of the Development and to which the Issuer has consented, which consent shall not be unreasonably withheld. In no event shall there be any abatement or diminution of the Minimum Service Payments or the Special Assessments by reason of the damage to or destruction of the Development.

Except as otherwise provided in the Development Lender Documents, Net Proceeds not in excess of $100,000 shall be paid, so long as no Event of Default shall have occurred and be continuing, to the Owner for application of as much as may be necessary for the repair, rebuilding and restoration of the Development. The balance of the Net Proceeds remaining after payment of all costs of such repair, rebuilding or restoration shall be paid to the Owner and may be used by the Owner for any purpose the Owner deems appropriate. Except as otherwise provided in the Development Lender Documents, if such Net Proceeds are in excess of $100,000, the Net Proceeds shall be paid to and held by the Trustee in the Collateral Fund for application of as much as may be necessary of the Net Proceeds for the payment of the costs of repair, rebuilding or restoration, either on completion thereof or as the work progresses, as directed by the Owner in a writing approved by the Issuer. The balance of the Net Proceeds remaining after payment of all costs of such repair, rebuilding or restoration shall be paid to the Owner and may be used by the Owner for any purpose the Owner deems appropriate. If the Development Lender determines under the Development Lender Documents not to authorize the repair, rebuilding or restoration of the Development with the Net Proceeds and instead determines to apply such Net Proceeds to amounts owed to the Development Lender under the Development Lender Documents, then the Owner hereby covenants and agrees that it shall pay to the Trustee all remaining Net Proceeds for deposit into the Collateral Fund and applied by the Trustee in accordance with the Indenture.

If, in lieu of repair, restoration or replacement of the Development, the Owner has certified that it will pay funds sufficient to redeem the Outstanding Series 2023B Bonds in full and all other amounts due under this Agreement, any Net Proceeds received prior to such payment shall be credited against the payment of such redemption price.

(d) Notwithstanding the foregoing, if an Event of Default shall have occurred and is then continuing, except as otherwise provided in the Development Lender Documents, all Net Proceeds shall be paid to the Trustee and shall be deposited into the Collateral Fund and applied by the Trustee in accordance with the Indenture.

(End of Article II)

ARTICLE III

Cooperative Arrangements

Section 3.1. Cooperative Arrangements. For the reasons set forth in the Recitals to this Agreement, the Cooperative Parties have determined to cooperate with one another in undertaking the issuance of the Series 2023B Bonds in accordance with the terms of this Agreement and the other Operative Documents. The District and the Developer have requested the assistance of the Issuer in issuing the Series 2023B Bonds, the proceeds of which will be used to refinance a portion of the Project Costs. This Agreement is intended to and shall be an agreement among the Cooperative Parties to cooperate in the financing of port authority facilities pursuant to the Act.

Section 3.2. Issuance of Series 2023B Bonds.. The Cooperative Parties agree as follows:

(a) Series 2023B Project. The Developer has completed the Provision of the Series 2023B Project on behalf of the District and in accordance with the requirements of the Plan.

(b) Refinancing of Project Costs. In order to assist the Developer and the District with refinancing a portion of the Project Costs, (i) the Issuer has issued the Series 2023B Bonds and has pledged the Assigned Special Assessments and the Minimum Service Payments to the payment of Bond Service Charges on the Series 2023B Bonds under the Series 2023B Supplemental Indenture and (ii) the City has adopted the Assessing Ordinance and assigned the Net Special Assessments to the Issuer.

(c) Reserves and Administrative Amounts as Project Costs. The Developer expressly acknowledges and agrees that the costs of providing for the funding of the Bond Reserve Deposit and Administrative Amounts under the Indenture shall be deemed to be Project Costs and payable by the Trustee with proceeds of the Series 2023B Bonds or otherwise with Assigned Special Assessments as provided in the Indenture.

(d) Payment of Project Fees by the Owner. The Owner agrees to pay the following fees and expenses in connection with the Series 2023B Bonds:

(i)	on the Closing Date, from the proceeds of the Series 2023B Bonds, the fees and expenses in connection with the issuance of the Series 2023B Bonds;

(ii)	while the Series 2023B Bonds are Outstanding, the Trustee’s Extraordinary Expenses, payable within 30 days of receipt by the Owner of an invoice therefor;

(iii)	while the Series 2023B Bonds are Outstanding, the Administrative Amounts, including any fees and expenses of the Issuer, the District and the City, including without limitation reasonable attorneys’ fees and expenses, incurred by the Issuer, the District and the City in connection with the enforcement of the obligations of the Owner under this Agreement and the other Operative Documents to which the Owner is a party, payable within 30 days of receipt by the Owner of an invoice therefor; and

(iv)	annually to the Issuer while the Series 2023B Bonds are Outstanding, the fees of the Issuer incurred in connection with any continuing disclosure obligations of the Issuer for the Series 2023B Bonds, payable within 30 days of receipt by the Owner of an invoice therefor.

(e) Compliance with Jurisdictional Cooperative Agreement. The Owner shall comply with all of the covenants and requirements set forth in Section 2 of the Jurisdictional Cooperative Agreement.

Section 3.3. Bond Reserve Deposit. The Developer agrees that on the Closing Date the Bond Reserve Deposit will be initially funded by proceeds of the Series 2023B Bonds deposited in the Series 2023B Primary Reserve Account.

Section 3.4. Limitation on Obligations. Neither the Series 2023B Bonds, nor any obligation of the Issuer created by or arising out of this Agreement or the other Operative Documents shall constitute a general debt of the Issuer or give rise to any pecuniary liability of the Issuer but shall be payable solely from the Pledged Revenues. The obligations of the Issuer and the City under this Agreement are not and shall not be secured by an obligation or pledge of any moneys raised by taxation. The obligations of the Issuer, the District and the City under this Agreement do not and shall not represent or constitute a debt or pledge of the faith and credit or taxing power of the Issuer or the City, and the Trustee and any holder of the Series 2023B Bonds do not and shall not have any right to have taxes levied by the Issuer, the District or the City for the payment of Bond Service Charges on any of the such bonds or notes or any other obligation of the Issuer, the District or the City hereunder.

None of the officials of the Issuer or the City or any members of any respective Legislative Authority or their respective officers or employees, shall be liable in their personal capacities as to any obligations contemplated by this Agreement or created by or arising out of this Agreement.

(End of Article III)

ARTICLE IV

Assignment of Assigned Special Assessments

Section 4.1. Assignment of Assigned Special Assessments . In consideration of the Series 2023B Bonds issued by the Issuer to refinance a portion of the Project Costs, the City hereby assigns to the Issuer the Assigned Special Assessments, and grants to the Issuer the City’s right to receipt of the Assigned Special Assessments, which right the Issuer has pledged to the Trustee under the Indenture to secure the payment of Bond Service Charges on the Series 2023B Bonds. Accordingly, the City is obligated to transfer all Assigned Special Assessments received by the City to the Trustee within 30 days of receipt from the County, but not later than April 1 and October 1 of each year. All such Assigned Special Assessments shall be paid to the Trustee at the Trustee’s Notice Address, or at such other address as the Trustee shall designate in writing for deposit in the Series 2023B Revenue Account for payment of Bond Service Charges on the Series 2023B Bonds in accordance with the Indenture.

Notwithstanding anything in this Agreement to the contrary, the City’s obligation under this Agreement to make Assigned Special Assessments shall be a special obligation of the City and shall be required to be made solely from the Net Special Assessments received by the City The obligations of the City under this Agreement are not and shall not be secured by an obligation or pledge of any moneys raised by taxation. The obligations of the City under this Agreement do not and shall not represent or constitute a debt or pledge of the faith and credit or taxing power of the City, and neither the Issuer, the Trustee, nor the Holders of the Series 2023B Bonds has or shall have any right to have taxes levied by the City for the payment of the Assigned Special Assessments.

Upon the City’s execution and delivery of this Agreement, all moneys from the collection of the Net Special Assessments required for the payment of the Assigned Special Assessments shall be appropriated annually by the City to pay the City’s obligations hereunder. During the years in which this Agreement is in effect, the City shall take such further actions as may be necessary to appropriate and maintain the moneys received from the Net Special Assessments and in such amounts and at such times as will be sufficient to enable the City to satisfy its obligations under this Agreement. The City has no obligation to use or apply to the payment of the Assigned Special Assessments any funds or revenues from any other source other than the moneys received by the City from the collection of the Net Special Assessments. Nothing herein, however, shall be deemed to prohibit the City from using, in its sole discretion, to the extent that it is authorized to do so, any other resources or from taking actions to fulfill any of the terms, conditions or obligations of this Agreement or from providing moneys for the payment of Bond Service Charges on the Series 2023B Bonds.

Section 4.2. Enforcement of Obligations of City and Issuer. The obligation of the City to provide to the Issuer and pay to the Trustee the Assigned Special Assessments is a continuing obligation pursuant to Ohio Revised Code Section 5705.44. All of the obligations of the Issuer and the City under this Agreement are hereby established as duties specifically enjoined by law and resulting from an office, trust, or station upon the City and the Issuer, respectively, within the meaning of Section 2731.01 of the Ohio Revised Code and shall be enforceable by mandamus; and the enforcement of such obligations by mandamus against the City or Issuer shall be the sole remedy available to the other parties hereto and/or any Holder with respect to any and all claims against the City or the Issuer hereunder.

(End of Article IV)

ARTICLE V

Additional Agreements and Covenants

Section 5.1. Right of Inspection. The Issuer, the District and the Trustee, and their respective agents, shall have the right during normal business hours to inspect the Series 2023B Project during the construction thereof upon reasonable advance notice to the Developer and with reasonable safety precautions.

Section 5.2. Indemnification.

(a) The Developer (the “Indemnifying Party”) releases the Issuer, the District, the City, the Stark Authority and the Trustee, and their respective officers, officials, directors, employees and agents, (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from, and agrees that the Indemnified Parties shall not be liable for and indemnifies the Indemnified Parties against, all liabilities, claims, costs and expenses, including out-of-pocket and incidental expenses and reasonable legal fees, imposed upon, or incurred or asserted against an Indemnified Party on account of: (i) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the acquisition, construction, installation, equipping and improvement of the Series 2023B Project, or any part thereof, and the maintenance, operation and use by the Indemnifying Party and its tenants, lessees, licensees and other users of the Series 2023B Project and any part thereof; (ii) any breach or default on the part of the Indemnifying Party in the performance of any covenant, obligation or agreement of the Indemnifying Party, or arising from any act or failure to act by the Indemnifying Party, under this Agreement, any other Operative Document, or any contract for the construction or provision of the Series 2023B Project to which the Indemnifying Party is a party; (iii) any representation or warranty made by the Indemnifying Party to any of the Indemnified Parties in this Agreement or the other Operative Documents to which it is a party proving to be false or misleading in any material respect when made or given; (iv) a breach of any warranty or covenant made by the Indemnifying Party (or its predecessors) to the City with respect to the title to the Series 2023B Project or the Project Site, to the extent the costs relating to the claim for breach are not paid for by a policy of title insurance; (v) the issuance, sale, redemption or servicing of the Series 2023B Bonds, including, without limitation; (vi)  any action taken or omitted to be taken by the Issuer, the District, the City or the Trustee pursuant to the terms of this Agreement or any other Operative Document at the request of the Indemnifying Party; and (vii) any claim, action or proceeding brought with respect to any matter set forth in clause (i), (ii), (iii), (iv), (v),  or (vi) above; provided, that for the Indemnified Party seeking indemnification, such losses did not result solely from (x) its willful misconduct or gross negligence of such Indemnified Party; (y) its breach of any material representation, warranty or covenant made by it in this Agreement or in any of the Operative Documents to which it is a party; or (z) any lien granted by it on the Project Site, other than a lien arising under the terms of the Operative Documents.

(b) The Indemnifying Party agrees to indemnify and hold the Indemnified Parties harmless from and against all liabilities, and all reasonable costs and expenses, including out-of-pocket expenses and reasonable legal fees incurred by an Indemnified Party as a result of the existence on, or release from, the Project Site, of Hazardous Substances or arising out of any claim for violation or failure to comply with Environmental Laws in connection with the Series 2023B Project.

(c) The Indemnifying Party agrees to indemnify and hold the Trustee harmless against its Ordinary Expenses and its Extraordinary Expenses; provided, that such fees and expenses did not result from the willful misconduct or gross negligence of the Trustee.

(d) In case any claim or demand is at any time made, or action or proceeding, whether legal or administrative, is brought, against or otherwise involving any Indemnified Party in respect of which indemnity may be sought hereunder, the Indemnified Party seeking indemnity promptly shall give notice of that action or proceeding to the Indemnifying Party, and the Indemnifying Party, upon receipt of that notice, shall have the obligation upon the request of the Indemnified Party to assume the defense of the action or proceeding; provided, that failure of the Indemnified Party to give that notice shall not relieve the Indemnifying Party from any of its obligations under this section unless, and only to the extent, that failure prejudices the defense of the action or proceeding by the Indemnifying Party.

(e) Nothing in this Agreement is meant to release, extinguish or otherwise alter or interfere with any rights which the Indemnified Parties may now or hereafter have against the Indemnifying Party or any other Person for any environmental liabilities as a result of the Indemnifying Party’s former, present or future ownership, occupancy or use of or interest in, any real property included in or in the vicinity of the Series 2023B Project.

(f) The indemnification set forth in this Section 5.2 is intended to and shall include the indemnification of the Indemnified Party and each Indemnified Party’s successors and permitted assigns. That indemnification is intended to and shall be enforceable thereby to the full extent permitted by law and shall survive the termination of this Agreement and repayment of the Series 2023B Bonds.

Section 5.3. Litigation Notice. Each of the Cooperative Parties shall give to the others prompt notice of any action, suit or proceeding, whether legal or administrative, by or against any of the Cooperative Parties at law or in equity, or before any governmental instrumentality or agency, or of any of the same which is threatened in writing, of which such Cooperative Party has notice, which, if adversely determined, would materially impair the right or ability of a Cooperative Party to carry out its obligations contemplated under the Operative Documents in connection with the Series 2023B Project.

Section 5.4. Developer to Maintain its Existence. The Developer agrees not to sell, transfer or otherwise dispose of all, or substantially all, of its assets, consolidate with or merge into any other entity, or permit one or more entities to consolidate with or merge into it; provided, however, that the foregoing notwithstanding, the Developer may, without the consent of the Issuer or any other Cooperative Party, consolidate with or merge into another entity, or permit one or more other entities to consolidate with or merge into it, or sell, transfer or otherwise dispose of all, or substantially all, of its assets and thereafter dissolve (if it shall so elect) if the Developer has delivered a written notice to the Issuer no later than 30 days prior to the date of any sale, disposal, transfer, merger or consolidation notifying the Issuer of the proposed transaction.

(End of Article V)

ARTICLE VI

Provisions Relating to Trustee

Section 6.1. Duties of Trustee. For purposes of performing its duties under this Agreement, the Trustee agrees to perform its duties in accordance with the terms and provisions this Agreement and the Indenture.

Section 6.2. Trustee’s Liability. Neither the Trustee nor any of its officers, directors, employees, attorneys, designees or agents shall be liable to any of the other Cooperative Parties for any action taken or omitted to be taken by it unless resulting from gross negligence or willful misconduct. Except as expressly provided for in this Agreement, the Trustee shall not be responsible in any manner to any or all of the other Cooperative Parties for the effectiveness, enforceability, genuineness, validity, or the due execution of any of the Operative Documents or for any representation, warranty, document, certificate, report, opinion or statement herein or made or furnished under or in connection therewith, or be under any obligation to any or all of the other Cooperative Parties to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of any of the Operative Documents on the part of any party thereto. Nothing in this Agreement is intended to derogate from or otherwise modify the duties or limits the rights of the Trustee with respect to the Series 2023B Bonds or under the Indenture when acting in its capacity as Trustee.

Section 6.3. Reliance by Trustee. The Trustee and its officers, directors, employees, attorneys, designees and agents shall be entitled to rely and shall be fully protected in relying upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telex or teletype message, statement, order or other document or conversation, believed by it or them to be genuine and correct and to have been signed, sent, or made by the proper person, and with respect to legal matters, upon an opinion of legal counsel selected by the Trustee, and with respect to accounting and financial matters, upon an independent accountant or financial expert selected by the Trustee. The Trustee shall not be obligated to risk its own funds or otherwise incur any financial liability in the performance of any of its obligations under this Agreement and the other Operative Documents or in the exercise of its powers, if in its reasonable judgment repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(End of Article VI)

ARTICLE VII

Events of Default and Remedies

Section 7.1. Events of Default. Each of the following shall be an Event of Default:

(a) The City shall fail to pay and deliver to the Trustee any Assigned Special Assessment when due hereunder and in accordance with this Agreement and such failure continues for five Business Days after written notice from the Trustee.

(b) A Cooperative Party shall fail to observe and perform any agreement, term or condition contained in this Agreement to be performed by it, and such failure continues for a period of 30 days after notice thereof shall have been given to the defaulting Cooperative Party by the Trustee or any of the non-defaulting Cooperative Parties, or for such longer period as the non-defaulting Cooperative Parties may agree to in writing; provided, that if the failure is other than the payment of money and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the defaulting Cooperative Party institutes curative action within the applicable period and diligently pursues that action to completion and provides a certification to such effect.

(c) The Developer shall: (i) (A) admit in writing its inability to pay its debts generally as they become due; (B) file a petition in bankruptcy or a petition to take advantage of any insolvency act, or (C) make an assignment for the benefit of creditors; or (D) consent to the appointment of a receiver for itself or of the whole or any substantial part of its property; or (ii) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

(d) Any representation or warranty made by a Cooperative Party in this Agreement shall have been false or misleading in any material respect when made or given.

(e) The Developer shall fail to pay when due any Special Assessment, any Service Payment or any Minimum Service Payment and such failure continues for five calendar days after written notice from the Trustee.

Except for any obligation to pay moneys when due hereunder, notwithstanding the foregoing, if, by reason of Force Majeure, any Cooperative Party is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the defaulting Cooperative Party shall not be deemed in default during the continuance of such inability. However, the defaulting Cooperative Party shall promptly give notice to the others of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within the discretion of the affected Cooperative Party.

The declaration of an Event of Default under subsection (c), above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Section 7.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

(a) (i) If the Developer is the defaulting party, the other Cooperative Parties may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Developer pertaining the Series 2023B Project; and (ii) if the City is the defaulting party, the other Cooperative Parties may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the City pertaining the Special Assessments.

(b) Any non-defaulting Cooperative Parties may pursue all remedies now or hereafter existing under this Agreement or at law or in equity to enforce the terms of this Agreement and to collect all amounts then due and thereafter to become due and owed to them under hereunder.

Notwithstanding the foregoing, the Trustee shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to it at no cost or expense to the Trustee.

Nothing in this Agreement shall limit or restrict the access that any Cooperative Party has to any rights, recourse and remedies available under any other Operative Document to which it is a party and following an event of default under any such Operative Document, the non-defaulting Cooperative Party shall have access to all rights, recourse and remedies against the defaulting Cooperative Party available to the non-defaulting Cooperative Party under such Operative Document. Notwithstanding the foregoing however, with respect to any and all claims arising out of the City’s default under this Agreement or under any other Operative Document, the non-defaulting Cooperative Parties’ and/or any Holder’s sole remedy and recourse against the City shall be limited to seeking and obtaining a writ of mandamus to compel the City’s performance of its obligations under this Agreement and/or under the applicable Operative Document.

Section 7.3. No Remedy Exclusive. Except as set forth hereinabove with respect to remedies against the City, no remedy conferred upon or reserved to a non-defaulting Cooperative Party by this Agreement or under any of the other Operative Documents is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle a non-defaulting Cooperative Party to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

Section 7.4. Agreement to Pay Legal Fees and Expenses. If an Event of Default should occur and the Issuer, the City, the District or the Trustee should incur expenses, including without limitation reasonable attorneys’ fees and expenses, in connection with the enforcement of this Agreement against the Developer, the Developer shall reimburse the Issuer, the District, the City, or the Trustee, as the case may be, for the reasonable expenses so incurred within thirty (30) days following written demand therefor. If any such expenses are not so reimbursed, the amount thereof, together with interest thereon from the date of demand for payment at the Interest Rate for Advances, to the extent permitted by law, shall constitute indebtedness of the Developer and in any action brought to collect that indebtedness or to enforce this Agreement, the party to whom the indebtedness is owed shall be entitled to seek the recovery of those expenses in such action, except as limited by law or judicial order or decision entered in such proceedings.

Section 7.5. No Waiver. No failure by a Cooperative Party to insist upon the strict performance by another Cooperative Party of any provision of this Agreement shall constitute a waiver of its right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure such Cooperative Party to observe or comply with any provision hereof.

Section 7.6. Notice of Default. Each Cooperative Party shall notify the other Cooperative Parties promptly if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

(End of Article VII)

ARTICLE VIII

Miscellaneous

Section 8.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date hereof until no Series 2023B Bond shall remain Outstanding (except for the obligations imposed under Section 5.2, Section 7.2 and Section 7.4 hereof, which shall survive the expiration or termination of this Agreement). Upon termination of this Agreement, the Cooperative Parties will take such action as shall be required of them to release any liens on the Series 2023B Project.

Section 8.2. Notices. All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, or delivered by overnight courier service, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to any Cooperative Party shall also be given to the other Cooperative Parties (other than the Trustee); provided, however, the Trustee shall only be required to provide notices and certificates to the other Cooperative Parties that are specifically required to be so delivered under the terms hereof. The Cooperative Parties, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent. If, because of the suspension of delivery of certified or registered mail or for any other reason, notice, certificates or requests or other communications are unable to be given by the required class of mail or courier service, any notice required to be mailed or delivered by courier service by the provisions of this Agreement shall be given in such other manner as in the judgment of the Issuer shall most effectively approximate mailing thereof or delivery by courier service, and the giving of that notice in that manner for all purposes of this Agreement shall be deemed to be in compliance with the requirement for delivery under this Section. Except as otherwise provided herein, the mailing of any notice shall be deemed complete upon deposit of that notice in the mail and the giving of any notice by any other means of delivery shall be deemed complete upon receipt of the notice by the delivery service.

Section 8.3. Extent of Covenants; No Personal Liability. All covenants, obligations and agreements of the Cooperative Parties contained in this Agreement and the other Operative Documents shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future officer, official, employee or agent of the Issuer, the District or the City or their respective Legislative Authorities in other than its official capacity, or of the Developer, and neither the members of any Legislative Authorities nor any official executing the Operative Documents or any Series 2023B Bond, nor any officer, official, employee or agent of the Developer, shall be liable personally on the Operative Documents or such Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer, the District, the City or the Developer contained in this Agreement or in the other Operative Documents.

Section 8.4. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Cooperative Parties and their respective permitted successors and assigns; provided that while any of the Series 2023B Bonds remains Outstanding, the interests in and obligations of any party to pay, pledge or assign any of the Pledged Revenues may not be assigned by such party (except to the extent contemplated in this Agreement). This Agreement may be enforced only by the parties, their assignees and others who may, by law, stand in their respective places.

Section 8.5. Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the other Operative Documents, (a) subsequent to the issuance of the Series 2023B Bonds and while the Series 2023B Bonds remain Outstanding, no provision of this Agreement or the other Operative Documents relating to the payment of the Assigned Special Assessments, the Minimum Service Payments or other security for the Series 2023B Bonds may be effectively amended, changed, modified, altered or terminated, except in accordance with the Indenture; and (b) subsequent to the issuance of the Series 2023B Bonds and while the Series 2023B Bonds remain Outstanding, the Plan shall not be amended or modified in any manner that would reduce or diminish the amounts of the Net Special Assessments. In no event shall any amendment or modification to this Agreement be effective unless signed by all of the Cooperative Parties.

Section 8.6. Execution Counterparts. This Agreement may be executed in counterpart and in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument. Signatures transmitted by facsimile or electronic means are deemed to be original signatures.

Section 8.7. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 8.8. Limitation of Rights. With the exception of rights conferred expressly in this Agreement, nothing expressed or mentioned in or to be implied from this Agreement is intended or shall be construed to give to any Person other than the Cooperative Parties and the Holders of the Series 2023B Bonds any legal or equitable right, remedy, power or claim under or with respect to this Agreement or any covenants, agreements, conditions and provisions contained herein. This Agreement and all of those covenants, agreements, conditions and provisions are intended to be, and are, for the sole and exclusive benefit of the Cooperative Parties and the Holders of the Series 2023B Bonds, as provided herein.

Section 8.9. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in a State court sitting in the County.

(End of Article VIII)

IN WITNESS WHEREOF, the Cooperative Parties have caused this Agreement to be duly executed in their respective names, all as of the date first hereinbefore written.

DEVELOPMENT FINANCE AUTHORITY OF SUMMIT COUNTY

	By:	/s/ Chris Burnham
Chris Burnham, President

Approved as to form and correctness:	CITY OF CANTON, OHIO

/s/ Jason P. Reese	By:	/s/ Thomas Bernabei
Director of Law	Name:	Thomas Bernabei
City of Canton, Ohio	Title:	Mayor

Canton Regional Energy Special Improvement District, Inc.

	By:	/s/ William Smuckler
	Name:	William Smuckler
	Title:	Vice Chairman

HOF VILLAGE HOTEL II, LLC, a Delaware limited liability company

	By:	/s/ Benjamin Lee
	Name:	Benjamin Lee
	Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ David Schlabach
David Schlabach, Vice President

[signature page to Cooperative Agreement]

Issuer’s Fiscal Officer’s Certificate

The undersigned, Assistant Secretary and Fiscal Officer of the Issuer, hereby certifies that the moneys required to meet the obligations of the Issuer during the year 2023 under the foregoing Cooperative Agreement have been lawfully appropriated by the Legislative Authority of the Issuer for such purposes and are in the treasury of the Issuer or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. This Certificate is given in compliance with Sections 5705.41 and 5705.44, Ohio Revised Code.

/s/ Chad Mayle
Assistant Secretary and Fiscal Officer
Development Finance Authority of Summit County

Dated: October 10, 2023

[Issuer’s Fiscal Officer’s Certificate]

City’s Fiscal Officer’s Certificate

The undersigned, Canton City Auditor, hereby certifies that no moneys are required to meet the obligations of the City during the year 2023 under the foregoing Cooperative Agreement. This Certificate is given in compliance with Sections 5705.41 and 5705.44, Ohio Revised Code.

/s/ Richard A. Mallonn II
Canton City Auditor
City of Canton, Ohio

Dated: October 10, 2023

[City’s Fiscal Officer’s Certificate]

EXHIBIT A

Required Amounts

Borrower Payment Date	Bondholder Payment Date	Principal	Interest *6.625%*	Admin Fee *0.600%*	Trustee Fee *0.060%*	ESID Admin Fee *0.500%*	Capitalized Interest and Fees	Liquidation of Reserve	Net PACE Bond Debt Service
	10/10/23								
	11/15/23	$ -	$ 17,777.08	$ 1,610.00	$ 161.00	-	$ (19,548.08)	$ -	$ -
	05/15/24	-	91,425.00	8,280.00	828.00	-	(100,533.00)	-	-
01/31/24	11/15/24	40,000.00	91,425.00	8,280.00	828.00	731.00	-	-	141,264.00
07/31/24	05/15/25	45,000.00	90,100.00	8,160.00	816.00	731.00	-	-	144,807.00
01/31/25	11/15/25	45,000.00	88,609.38	8,025.00	802.50	731.00	-	-	143,167.88
07/31/25	05/15/26	45,000.00	87,118.75	7,890.00	789.00	731.00	-	-	141,528.75
01/31/26	11/15/26	50,000.00	85,628.13	7,755.00	775.50	731.00	-	-	144,889.63
07/31/26	05/15/27	50,000.00	83,971.88	7,605.00	760.50	731.00	-	-	143,068.38
01/31/27	11/15/27	50,000.00	82,315.63	7,455.00	745.50	731.00	-	-	141,247.13
07/31/27	05/15/28	55,000.00	80,659.38	7,305.00	730.50	731.00	-	-	144,425.88
01/31/28	11/15/28	55,000.00	78,837.50	7,140.00	714.00	731.00	-	-	142,422.50
07/31/28	05/15/29	60,000.00	77,015.63	6,975.00	697.50	731.00	-	-	145,419.13
01/31/29	11/15/29	60,000.00	75,028.13	6,795.00	679.50	731.00	-	-	143,233.63
07/31/29	05/15/30	65,000.00	73,040.63	6,615.00	661.50	731.00	-	-	146,048.13
01/31/30	11/15/30	65,000.00	70,887.50	6,420.00	642.00	731.00	-	-	143,680.50
07/31/30	05/15/31	65,000.00	68,734.38	6,225.00	625.00	731.00	-	-	141,315.38
01/31/31	11/15/31	70,000.00	66,581.25	6,030.00	625.00	731.00	-	-	143,967.25
07/31/31	05/15/32	70,000.00	64,262.50	5,820.00	625.00	731.00	-	-	141,438.50
01/31/32	11/15/32	75,000.00	61,943.75	5,610.00	625.00	731.00	-	-	143,909.75
07/31/32	05/15/33	80,000.00	59,459.38	5,385.00	625.00	731.00	-	-	146,200.38
01/31/33	11/15/33	80,000.00	56,809.38	5,145.00	625.00	731.00	-	-	143,310.38
07/31/33	05/15/34	85,000.00	54,159.38	4,905.00	625.00	731.00	-	-	145,420.38
01/31/34	11/15/34	85,000.00	51,343.75	4,650.00	625.00	731.00	-	-	142,349.75
07/31/34	05/15/35	90,000.00	48,528.13	4,395.00	625.00	731.00	-	-	144,279.13
01/31/35	11/15/35	95,000.00	45,546.88	4,125.00	625.00	731.00	-	-	146,027.88
07/31/35	05/15/36	95,000.00	42,400.00	3,840.00	625.00	731.00	-	-	142,596.00
01/31/36	11/15/36	100,000.00	39,253.13	3,555.00	625.00	731.00	-	-	144,164.13
07/31/36	05/15/37	105,000.00	35,940.63	3,255.00	625.00	731.00	-	-	145,551.63
01/31/37	11/15/37	105,000.00	32,462.50	2,940.00	625.00	731.00	-	-	141,758.50
07/31/37	05/15/38	110,000.00	28,984.38	2,625.00	625.00	731.00	-	-	142,965.38
01/31/38	11/15/38	115,000.00	25,340.63	2,295.00	625.00	731.00	-	-	143,991.63
07/31/38	05/15/39	120,000.00	21,531.25	1,950.00	625.00	731.00	-	-	144,837.25
01/31/39	11/15/39	125,000.00	17,556.25	1,590.00	625.00	731.00	-	-	145,502.25
07/31/39	05/15/40	405,000.00	13,415.63	1,215.00	625.00	731.00	-	(276,000.00)	144,986.63
Totals		$ 2,760,000.00	$ 2,008,092.80	$ 181,865.00	$ 22,506.00	$ 23,392.00	$ (120,081.08)	$ (276,000.00)	$ 4,599,774.72

A-1

EXHIBIT B

Petition and Plan

B-1